EXHIBIT 4.1

ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A SERIES OF
SHARES OF PREFERRED STOCK

          BUTLER INTERNATIONAL, INC., a Maryland corporation, having its principal office in Montvale, New Jersey (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article Fifth of the Corporation’s Articles of Incorporation (as amended, the “Charter”), the Board of Directors (the “Board”), by resolutions duly adopted on November 10, 2006 and December 18, 2006, classified and designated 15,000 shares of the unissued preferred stock, par value $0.001 per share, of the Corporation as Series A 7% Preferred Stock (the “Series A Preferred Stock”) and has provided for the issuance of such series.

          SECOND: The terms of the Series A Preferred Stock as set by the Board, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

A.      RANKING

          The Series A Preferred Stock shall, with respect to dividend rights and rights of liquidation, dissolution and winding up, rank senior to (a) the common stock of the Corporation, par value $0.001 per share (the “Common Stock”), (b) the Series B 7% Cumulative Convertible Preferred Stock of the Corporation, par value $0.001 per share (the “Series B Preferred Stock”), and (c) all other classes and series of stock of the Corporation, whether authorized now or in the future, that do not expressly provide that such class or series of stock ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, with the Common Stock and the Series B Preferred Stock, the “Junior Stock”). The Corporation shall not issue shares that rank senior to the Series A Preferred Stock with respect to dividend rights and rights of liquidation, dissolution and winding up.

B.      DIVIDENDS

          1.     Dividend Rate. Holders of shares of Series A Preferred Stock (the “Series A Investors”) shall be entitled to receive out of funds legally available therefor (the “Legally Available Funds”), dividends at the annual rate of 7% per annum (the “Dividend Rate”) per share of Series A Preferred Stock, based upon the amount of $1,000.00 per share (the “Liquidation Value”). Such dividends shall be payable semi-annually on the last day of December and June in each year commencing December 31, 2006, or if any such day is not a business day in the state of New Jersey, then the next succeeding business day in such State (the “Dividend Payment Dates”). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board; provided, however, that such record date shall not be more than sixty (60) nor less than thirty (30) days prior to the Dividend Payment Date upon which such dividends shall be paid. Dividends on the Series A Preferred Stock will be cumulative, whether or not earned or declared.

          2.     Dividends Payable in Kind. Except as provided below, the Corporation may, at its option, pay all or part of the dividends on the Series A Preferred Stock by issuing and delivering shares of Series A Preferred Stock to the holders of Series A Preferred Stock at the Dividend Rate; provided, however, that if a holder of Series A Preferred Stock notifies the Secretary of the Corporation, not more than 60 days nor less than 30 days prior to a Dividend Payment Date, of his election to receive either shares of Series A Preferred Stock or cash in lieu of shares of Series A Preferred Stock, then the Corporation shall pay to such holder, at such Dividend Payment Date, dividends in either shares of Series A Preferred Stock or cash in lieu of shares of Series A Preferred Stock, at the holder’s election. In computing the amount of dividends accrued in respect of a fractional year, such amount shall be computed on the basis of a 360-day year of twelve 30-day months and actual number of days elapsed.

          3.     Reservation of Series A Preferred Stock. Until the date upon which no shares of Series A Preferred Stock are outstanding, the Corporation shall reserve and keep available out of its authorized and unissued Preferred Stock, solely for the purpose of paying dividends thereon pursuant to the preceding paragraph, such number of shares of Series A Preferred Stock as shall from time to time be sufficient for such purpose. The Board shall, from time to time, if necessary, propose to the stockholders of the Corporation amendments to the Charter to increase its authorized capital stock and take such other actions as may be necessary to permit the issuance from time to time of shares of Series A Preferred Stock upon the declaration of any dividend payable in shares of Series A Preferred Stock.

          4.     Fractional Shares of Series A Preferred Stock. Fractional shares of Series A Preferred Stock shall be issued to the extent necessary to make dividend payments in shares of Series A Preferred Stock.

          5.     Insufficient Funds for Payment of Series A Preferred Stock. All dividends paid in respect of the Series A Preferred Stock pursuant to this Section B shall be paid pro rata to the holders entitled thereto. In the event that the Legally Available Funds for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable at any Dividend Payment Date, then the amount of any available surplus shall be allocated for the payment of dividends with respect to the Series A Preferred Stock pro rata based upon the Liquidation Value of the outstanding shares and all unpaid dividends shall continue to accrue, whether or not earned or declared.

          6.     Restrictions on Payment of Dividends. So long as any shares of Series A Preferred Stock are outstanding, no dividends shall be paid or other distribution made on any Junior Stock (other than dividends paid or distributions made solely in additional shares of Common Stock), nor shall the Corporation redeem, purchase or otherwise acquire, or permit any subsidiary of the Corporation to purchase or otherwise acquire (or declare, pay or set aside for payment money for a sinking fund or other similar fund for such redemption, purchase, acquisition or retirement), any Junior Stock (including any warrants, rights, calls or options exercisable for or convertible into any of such Junior Stock), except that the Corporation may pay cash or stock dividends on the Series B Preferred Stock.

C.      LIQUIDATION

          1.     General. In the event of any liquidation, dissolution or winding up of the Corporation, then out of the assets of the Corporation before any distribution or payment to the holders of the Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid the Liquidation Value per share (or a pro rata portion thereof with respect to fractional shares) plus all accrued but unpaid dividends thereon. In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation by resolution of the Board shall, to the extent of any Legally Available Funds therefor, declare a dividend payable in cash on the Series A Preferred Stock payable before any distribution is made to any holders of Junior Stock, in an amount equal to the accrued and unpaid dividends, calculated at the Dividend Rate, on the Series A Preferred Stock up to and including the date of such liquidation, dissolution or winding up and, if the Corporation does not have sufficient Legally Available Funds to declare and pay all dividends in cash so accrued, an amount payable in cash equal to any remaining accrued and unpaid dividends, calculated at the Dividend Rate, shall be added to the amount to be received by the holders of the Series A Preferred Stock for such Series A Preferred Stock upon such liquidation, dissolution or winding up. The holders of the Series A Preferred Stock shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up.

          2.     Insufficient Funds for Payment of Series A Preferred Stock. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series A Preferred Stock shall be distributed among and paid to such holders, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full. The holders of the Series A Preferred Stock shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up.

D.      REDEMPTION.

          1.     Optional Redemption by Corporation. On any Dividend Payment Date on or after December 31, 2006, the Corporation may, at its option, redeem the Series A Preferred Stock, at any time in whole or from time to time in part, at a redemption price equal to one hundred one percent (101%) of the Liquidation Value per share of the Series A Preferred Stock, together with an amount in cash equal to accrued and unpaid dividends thereupon, calculated at the Dividend Rate to the date fixed for redemption thereof (the “Redemption Price”).

          2.     Mandatory Redemption After December 31, 2011. On December 31, 2011, to the extent the Corporation shall have Legally Available Funds therefor, the Corporation shall redeem all remaining outstanding shares of Series A Preferred Stock at the Redemption Price (the “Mandatory Redemption”).

          3.     Equitable Adjustment of Redemption Price. The Redemption Price set forth in this Section D shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the number of outstanding shares of Series A Preferred Stock.

          4.     Notice of Redemption by Corporation. Notice of intention of the Corporation to redeem the Series A Preferred Stock, as provided in Section D.1 above, and of the date and place for redemption (the “Redemption Notice”) and shall be mailed by certified mail, return receipt requested, or by FedEx or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, electronic mail or similar telecommunications equipment) against receipt to the party to whom it is to be given, mailed at least thirty (30) and not more than sixty (60) days prior to the date fixed for redemption (“Redemption Date”) to the holders of record of shares so to be redeemed at the address of the holders as shown by the records of the Corporation; provided, however, that no failure to mail the Redemption Notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail such notice or except as to the holder where notice was defective. Each Redemption Notice shall state: (i) the Redemption Date; (ii) the number of shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the Redemption Date unless the Corporation defaults in making such payment.

          5.     Effect of Redemption. If the Redemption Notice has been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall default in providing money for the payment of the Redemption Price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so redeemed shall cease to accrue, and said shares shall no longer be deemed to be issued and outstanding, and all rights of the holder thereof with respect to the Series A Preferred Stock (except the right to receive from the Corporation the Redemption Price) shall cease and terminate. Upon surrender in accordance with the Redemption Notice of the certificates for any shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require in the Redemption Notice, by the holder of such shares of Series A Preferred Stock), the Corporation shall redeem such shares for the Redemption Price. In case less than all shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          6.     Retirement of Series A Preferred Stock. All Series A Preferred Stock redeemed or otherwise acquired by the Corporation shall be retired and cancelled and shall resume the status of authorized and unissued shares of Series A Preferred Stock, but shall not be reissued, until all shares of Series A Preferred Stock shall have been redeemed.

          7.     Redemption of Less Than All Series A Preferred Stock. If the Corporation shall determine to redeem less than all shares of Series A Preferred Stock then outstanding pursuant to Section D.1 above, then the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall be the same proportion of all the shares to be redeemed as the total number of shares of Series A Preferred Stock then held by such holder bears to the total number of shares of Series A Preferred Stock then outstanding.

E.       VOTING RIGHTS.

          1.     General. No voting rights are attached to the Series A Preferred Stock other than those rights (a) to vote on certain transactions, as described in Section E.2 below; and (b) to vote on certain Charter amendments, as described in Section E.3 below. On any matter on which the holders of Series A Preferred Stock are entitled to vote as a class (whether as expressly provided herein or as may be required by law), including any action by written consent, each share of Series A Preferred Stock shall have one vote per share. With respect to each matter on which the holders of Series A Preferred Stock are entitled to vote, the holder of each share of Series A Preferred Stock may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.

          2.     Corporate Action. Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not and shall not permit any of its Subsidiaries to, without the prior written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series A Preferred Stock, voting as a separate class (each share of Series A Preferred Stock to be entitled to one vote in each instance), (i) create, incur, assume or permit to exist any Debt, (ii) create, authorize or issue any class or series of preferred stock that ranks senior or pari passu to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, (iii) while any dividends are unpaid on the Series A Preferred Stock, make any payment on any common stock or on any class or series of preferred stock that ranks junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, (iv) issue any additional shares of common stock below the then current market price, other than at the request of any creditor of the Corporation or pursuant to the issuance of stock upon the exercise of stock options or stock warrants, or (v) make any payment to any employee or Affiliate of the Corporation other than in the ordinary course of business or pursuant to past practices; provided, however, that the prohibitions of this Section 2 shall not apply to to any Debt, or any refinancing thereof, or preferred stock issued or existing as of the date of the filing of these Articles. Nothing in this Section E.2 shall prohibit or limit the Corporation in creating or organizing an Affiliate for any purpose, including, without limitation, the acquisition of any Person not engaged in a business similar to any business conducted by the Corporation or its Subsidiaries.

                  For purposes of this Section E.2, the terms set forth below shall have the following meanings:

a. “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

b.    “Debt” means (a) all obligations for borrowed money other than obligations under the Corporation’s senior secured credit facility as in existence on the date hereof or as hereafter refinanced, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all indebtedness of any person secured by a lien or encumbrance on all or substantially all of the assets or properties of the Corporation, whether or not such indebtedness is assumed by the Corporation, and (d) all indebtedness of any person guaranteed by the Corporation; provided, that “Debt” shall not include obligations or indebtedness incurred by the Corporation or its Subsidiaries in the ordinary course of business including, by way of example, through premium finance agreements, leasee of real or personal property or otherwise, lending agreements, purchase money agreements or similar arrangements.

c.    “Designated Person” shall mean any Person conducting, as one of its primary businesses, any business similar to any business conducted by the Company or any of its Subsidiaries (other than the Company or any Affiliate).

d. “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof.

e.    “Subsidiary”, when used in reference to any other Person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other Person.

          3.     Amendments to Charter. The Corporation shall not amend its Charter or Bylaws without the approval, by vote or written consent, of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, voting separately as a class (each such share to be entitled to one vote in each instance), if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of the Series A Preferred Stock or materially adversely affect the rights of any holder of Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation shall not amend its Charter or Bylaws without the approval by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series A Preferred Stock, voting separately as a class, if such amendment would reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or adversely affect the dividend rights or redemption rights of the holders of Series A Preferred Stock.

F.       NO DILUTION OR IMPAIRMENT.

          The Corporation shall not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation shall not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and shall be bound by all the terms of the Series A Preferred Stock set forth herein.

G.      NOTICES OF RECORD DATE.

In the event of:

1.    any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

2.    any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

3. any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

               then, and in each such event, the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock, a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, (b) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

H.       PUT RIGHTS

          1.     Grant of Option Covering Series A Preferred Shares. The Corporation hereby grants to each holder of Series A Preferred Stock an option to sell to the Corporation, and the Corporation is obligated to purchase from each such holder under such option (the “Series A Put Option”), all (or such portion as is designated by any such holder) of the shares of Series A Preferred Stock then held by such holder. The Series A Put Option shall be effective at any time or times after the earliest to occur of any event listed in clause (a), (b), or (c) below (the “Series A Put Option Period”):

a. the fifth anniversary of the date of this Agreement

b. the liquidation or dissolution of the Corporation; or

c. a merger, consolidation, share exchange or similar transaction involving the Corporation or a sale in one or more related transactions of all or substantially all of the assets, business, or revenue or income generating operations of the Corporation or any substantial change in the type of business conducted by the Corporation.

          2.     Put Price. In the event that any holder of shares of Series A Preferred Stock exercises the Series A Put Option, the price (the “Put Price”) to be paid to such holder pursuant to this Agreement shall be cash in the amount determined by multiplying: (a) the Liquidation Value per share of Series A Preferred Stock plus accrued and unpaid dividends with respect to such Series A Preferred Stock, times (b) the number of shares of Series A Preferred Stock for which the Put Option is being exercised.

          3.     Exercise of Series A Put Option. The Series A Put Option may be exercised during the Series A Put Option Period with respect to all or any portion of the shares of Series A Preferred Stock of a holder, by such holder giving notice to the Corporation and each other holder of shares of Series A Preferred Stock during the Series A Put Option Period of such holder’s election to exercise the Series A Put Option, and the date of the Put Option Closing (as defined below) pertaining thereto, which shall be not less than 30 nor more than 60 days after the date of such notice. The Corporation shall provide each such holder desiring to exercise its Series A Put Option the name and address of each other holder of shares of Series A Preferred Stock. Notwithstanding the foregoing, if a holder of shares of Series A Preferred Stock receives such notice of another such holder’s exercise of such other holder’s Series A Put Option, the holder receiving such notice may elect to exercise its Series A Put Option and designate a Series A Put Option Closing simultaneous and pari passu with that of such other holder of shares of Series A Preferred Stock.

          4.     Certain Remedies. In the event that the Corporation does not pay to any holder of Series A Preferred Stock on the scheduled date of the Put Option Closing all or any portion of the Put Price payable with respect to any shares of Series A Preferred Stock upon exercise of the Series A Put Option, or in the event the Corporation does not effectuate the Mandatory Redemption on the date set forth in Section D2 above with respect to any shares of Series A Preferred Stock that have not been put to the Corporation, then in addition to any other rights or remedies of a holder, the unpaid portion of the Series A Put Price pertaining thereto, or the Redemption Price of the shares that have not been put to the Corporation and have not been mandatorily redeemed by the Corporation, as the case may be, shall bear interest at the rate of 15% per annum or, if lower, the highest rate permitted by applicable law. The Corporation shall, upon the request of any holder of Series A Preferred Stock, execute and deliver to such holder a promissory note in form and substance satisfactory to such holder evidencing such obligation, and the Corporation acknowledges that such promissory note shall be junior only to the Corporation’s then existing senior secured credit facility.

          5.     Put Option Closing. The closing for the purchase and sale of all oar any portion of the shares of Series A Preferred Stock shall take place at the office of the Corporation on the date specified in such notice of exercise (a “Put Option Closing”). At any Put Option Closing, to the extent applicable, each holder of shares of Series A Preferred Stock shall deliver the certificate or certificates evidencing the shares of Series A Preferred Stock which are the subject of such exercise of such holder’s Series A Put Option, duly endorsed in blank. In consideration therefor, the Corporation shall deliver to the holder the Series A Put Price that is payable with respect to the exercise, which shall be immediately due and payable in cash. In the event that a holder of shares of Series A Preferred Stock exercises its Series A Put Option for less than all of its shares of Series A Preferred Stock, the Corporation shall reissue a certificate or certificates to such holder to evidence the shares of Series A Preferred Stock with respect to which the holder’s Series A Put Option was not exercised.

I.        CONVERSION

          Except as expressly provided in any instrument to the contrary, including but not limited to any warrant agreement, the shares of Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Corporation.

          THIRD:          These Articles Supplementary have been approved by the Board of the Corporation in the manner and by the vote required by law.

          FOURTH:      These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

          FIFTH:          The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and witnessed by its Secretary on December 18, 2006.

BUTLER INTERNATIONAL, INC.

	By:	/s/ Edward M. Kopko

Edward M. Kopko
Chairman and CEO
ATTEST:

Secretary